Exhibit 99.1

Social Leverage Acquisition Corp I Announces the Separate Trading of its Class A Common Stock and Redeemable Warrants Commencing April 5, 2021

SCOTTSDALE, AZ, April 2, 2021 — Social Leverage Acquisition Corp I (NYSE: SLAC.U) (the “Company”) today announced that, commencing April 5, 2021, holders of the units sold in the Company’s initial public offering of 34,500,000 units completed on February 17, 2021 may elect to separately trade the shares of Class A common stock and redeemable warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “SLAC.U,” and the shares of Class A common stock and redeemable warrants that are separated will trade on NYSE under the symbols “SLAC” and “SLAC WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and redeemable warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities was made only by means of a prospectus. Copies of the prospectus related to the initial offering by the Company may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (888) 603-5847, Email: barclaysprospectus@broadridge.com and BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001; Attention: Prospectus Department; by telephone at 800-294-1322 or by email at dg.prospectus_requests@bofa.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the trading on NYSE of the shares and warrants underlying the units. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the expectations of the Company with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement on Form S-1 and the prospectus related to the Company’s initial public offering.

Investor Contact:

Social Leverage Acquisition Corp I

Douglas Horlick

doug@socialleverage.com